UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ____)

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Fortegra Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2012 ANNUAL MEETING AND PROXY STATEMENT

Fortegra Financial Corporation

10151 Deerwood Park Blvd. Building 100, Suite 330 Jacksonville, FL 32256

March 28, 2012

Dear Stockholder,

You are invited to attend the 2012 Annual Meeting of Stockholders to be held at 8:00 a.m. local time on Wednesday, May 9, 2012, at the Ponte Vedra Inn & Club located at 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082.

The 2012 Annual Meeting will include a report on our business operations, discussion and voting on the matters set forth in the accompanying Notice of 2012 Annual Meeting of Stockholders and proxy statement, and discussion and voting on any other business matters properly brought before the meeting or any adjournments or postponements thereof.

Whether or not you plan to attend, you can ensure your shares are represented at the meeting by promptly submitting your proxy by completing, signing, dating and returning your proxy card in the enclosed envelope.

Cordially,

Richard S. Kahlbaugh
Chairman of the Board,
President and Chief Executive Officer

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

8:00 a.m., May 9, 2012
Ponte Vedra Inn & Club
200 Ponte Vedra Boulevard
Ponte Vedra Beach, Florida 32082

March 28, 2012

To the Stockholders:

NOTICE IS HEREBY GIVEN that Fortegra Financial Corporation's 2012 Annual Meeting of Stockholders will be held at the Ponte Vedra Inn & Club located at 200 Ponte Vedra Boulevard, Ponte Vedra Beach, Florida 32082, on Wednesday, May 9, 2012, at 8:00 a.m. local time, for the following purposes, in addition to the stockholders receiving a report on our business operations:

(1)	to elect the seven nominees named in this proxy statement as directors for the ensuing year;

(2)	to ratify the selection by our Audit Committee of Johnson Lambert & Co. LLP, as our independent registered public accounting firm for 2012; and

(3)	to consider and act upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 16, 2012 will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Cordially,

Christopher D. Romaine
Secretary & General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on May 9, 2012

Fortegra's proxy statement and annual report to stockholders are available at http://investors.fortegra.com

Fortegra Financial Corporation

*To be voted on at the meeting

Every stockholder's vote is important. Please complete, sign, date and return your proxy card.

PROXY STATEMENT

Fortegra Financial Corporation
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

This proxy statement is furnished in connection with the solicitation of proxies by Fortegra Financial Corporation (“we,” “Fortegra” or the “company”) on behalf of the Board of Directors for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 6, 2012.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please take the time to vote your shares as soon as possible. You can ensure that your shares are voted at the Annual Meeting by submitting your proxy by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Submitting your proxy by this method will not affect your right to attend the Annual Meeting and vote. A stockholder who gives a proxy may revoke it by voting in person at the Annual Meeting, by delivering a subsequent proxy or by notifying Christopher D. Romaine, Fortegra's General Counsel and Secretary, in writing of such revocation.

INFORMATION ABOUT THE ANNUAL MEETING AND PROXY VOTING

What matters are to be voted on at the Annual Meeting?
Fortegra intends to present the following proposals for stockholder consideration and voting at the Annual Meeting:

(1)	the election of the seven nominees named in this proxy statement as directors for the ensuing year;

(2)	the ratification of the selection by our Audit Committee of Johnson Lambert & Co. LLP, as our independent registered public accounting firm for 2012; and

(3)	such other business as may properly come before the Annual Meeting or any adjournment or postponements thereof.

What is the Board's recommendation with respect to each proposal?
The Board of Directors recommends that you vote your shares FOR the election of each of the nominees to the Board and FOR the ratification of the independent registered public accounting firm.

Will any other matters be presented for a vote at the Annual Meeting?
At this time, we are not aware of any other matters that will be presented for a vote at the Annual Meeting. However, if another matter were to be properly presented, the proxies would use their own judgment in how to vote on that matter.

Who is entitled to vote?
All holders of record of our common stock, par value $0.01 (the “common stock”), at the close of business on March 16, 2012 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

What shares will be entitled to vote at the Annual Meeting?
Our voting securities consist of our common stock of which 19,961,813 shares were outstanding on the record date. Each share outstanding on the record date will be entitled to one vote.

If you are the beneficial owner, but not the record owner, of our common stock, you will receive instructions about voting from the bank, broker or other nominee that is the stockholder of record of your shares. Contact your bank, broker or other nominee directly if you have questions.

Who can attend the Annual Meeting?
You are entitled to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner of our common stock as of the record date, or you hold a valid proxy for the Annual Meeting.

If you are a Fortegra stockholder of record and wish to attend the meeting, please so indicate on the proxy card. Your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting.

If a bank, broker or other nominee is the record owner of your shares, you will need to have proof that you are the beneficial owner to be admitted to the meeting. A recent statement or letter from your bank or broker confirming your ownership of our common stock as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you may not be admitted to the Annual Meeting.

How do I vote my shares?
Stockholders of record may vote their shares in person at the Annual Meeting, or may submit a proxy to cause their shares to be represented and voted at the Annual Meeting.

•	Stockholders of record may grant a proxy with respect to their shares by mail.

•	Voting instructions appear on your proxy card.

•
If you are a stockholder of record or a duly appointed proxy of a stockholder of record, you may attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, and you wish to attend the meeting to vote in person, you will have to contact your bank, broker or other nominee to obtain its proxy, and bring that document with you to the meeting.

•	Proxies submitted by mail will be voted in the manner you indicate by the individuals named on the proxy.

•	If you hold shares of our common stock through a benefit plan, you will receive a separate voting instruction card covering these shares from the plan trustee.

•	If you hold Common Stock that you acquired through the Company's Employee Stock Purchase Plan, you are the beneficial owner of those shares and your shares may be voted as described above.

May I change or revoke my proxy after it is submitted?
Yes, you may change or revoke your proxy at any time before the Annual Meeting by:

•	returning a later-dated proxy card;

•	attending the Annual Meeting and voting in person; or

•	sending your notice of revocation to Christopher D. Romaine, our Secretary.

If you submit your changed proxy by mail, it must be received by 5:00 p.m. Eastern time on May 8, 2012. If you submit your changed proxy or revocation by another method specified above, it must be received before the polls close for voting.

What is a quorum?
In order for business to be conducted at the Annual Meeting, a quorum must be present. A quorum will be present if stockholders of record holding a majority in voting power of the outstanding shares of stock entitled to vote at the meeting are present in person or are represented by proxies. Abstentions and broker non-votes (as described below) will be counted as shares present for purposes of determining whether a quorum is present.

What is a broker non-vote?
A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner.

How are shares held by a broker or nominee voted?
Under New York Stock Exchange (“NYSE”) rules, the ratification of the selection of an independent registered public accounting firm (Proposal No. 2), is considered a “routine” matter, and brokers generally may vote on behalf of beneficial owners who have not furnished voting instructions, subject to the rules of the NYSE concerning transmission of proxy materials to beneficial owners, and subject to any proxy voting policies and procedures of those brokerage firms. However, brokers may not vote on the other proposal contained in this proxy statement, which is considered a “non-routine” proposal, unless they have received voting instructions from the beneficial owner. To the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.”

How will the proxy holders vote?
The Board selected the persons named in the accompanying proxy, who have advised the company that they intend to vote the shares represented by all properly executed and unrevoked proxies received by them FOR each of the Board nominees for director and FOR proposal 2, if no contrary instructions are given.

What vote is necessary to approve each of the proposals at the Annual Meeting?
Holders of common stock will vote as a single class and will be entitled to one vote per share with respect to each matter to be presented at the Annual Meeting.

Election of Directors. Under our Bylaws, each of the nominees for director receiving a majority of votes cast by holders of our common stock, at the meeting in person or by proxy, shall be elected to our Board of Directors, unless the election is contested, in which case directors shall be elected by a plurality of votes cast. An election shall be contested if Fortegra's Secretary receives a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirement for stockholder nominees set forth in Fortegra's Bylaws and such nomination has not been withdrawn by such stockholder on or prior to the day next preceding the date that Fortegra first furnishes its notice of meeting for such meeting to the stockholders. A majority of votes cast means that the number of votes cast for a director exceeds the number of votes cast against that director, with abstentions and broker non-votes counting as votes neither for nor against such director's election, and thus having no direct affect on the outcome of the election of directors.

The Board of Directors has proposed seven nominees for election. No other nominees for election to the Board of Directors have been submitted for election in accordance with the Bylaws. Thus, the election will be uncontested, and each director will be elected by a majority of votes cast.

Ratification of the Selection by the Audit Committee of Johnson Lambert & Co. LLP as our Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for the ratification of the selection by the Audit Committee of Johnson Lambert & Co. LLP as our independent registered public accounting firm for 2012. Abstentions will have the same effect as negative votes.

Other Matters. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on the matter is required for approval of any other business properly before the meeting.

NYSE rules do not allow brokers discretionary authority to vote in the election of directors. Therefore, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on that proposal. We urge you to promptly provide voting instructions to your broker to ensure that your shares are voted in these matters.

Who is the inspector of election?
The Board of Directors has appointed a company officer to act as Inspector of Election at the Annual Meeting.

Who will bear the costs for soliciting proxies for the Annual Meeting?
Proxies will be solicited on behalf of the Board of Directors by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2011 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. We estimate the company's cost for soliciting proxies for the Annual Meeting to be $10,000.

What is the deadline for submission of stockholder proposals for the 2013 Annual Meeting?
The rules of the United States Securities and Exchange Commission (“SEC”) establish the eligibility requirements and the procedures that must be followed for a stockholder's proposal to be included in a public company's proxy materials. Under those rules, proposals submitted for inclusion in Fortegra's 2013 proxy materials must be received in accordance with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or before the close of business on November 28, 2012. Proposals for inclusion in our 2013 proxy materials must comply with all requirements of the rules of the SEC.

In addition, our Bylaws establish an advance notice procedure with regard to director nominations and other business proposals by stockholders intended to be presented at our 2013 annual meeting but not included in our 2013 proxy materials. For these nominations or other business proposals to be properly brought before the meeting by a stockholder, assuming the 2013 annual meeting occurs on a date that is not more than 30 days before or 60 days after the anniversary of the Annual Meeting, the stockholder must deliver written notice to us not later than the close of business on February 8, 2013 nor earlier than the close of business on January 9, 2013. Such nominations and other business proposals must comply with all requirements set forth in our Bylaws. In the event the 2013 Annual Meeting occurs on a date that is not more than 30 days before or 60 days after the anniversary of the Annual Meeting, then notice by the stockholder must be received not later than the close of business on the tenth (10th) day following the day on which notice of the date of the 2013 annual meeting was mailed or otherwise provided.

All notices of intention to present director nominations or other business proposals at the 2013 annual meeting, whether or not intended to be included in our proxy materials, should be addressed to: Christopher D. Romaine, Secretary, Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256.

Where can I find the voting results of the 2012 Annual Meeting?
The preliminary voting results will be announced at the meeting. The final results will be posted in the corporate governance section of our website after the results have been tabulated and certified. To view the results, go to www.Fortegra.com and click “Investors” then click “2012 Annual Meeting Results.” In addition, within four business days following the meeting, we intend to file the final voting results with the SEC on Form 8-K. If the final voting results have not been certified within that four-day period, we will report the preliminary voting results on Form 8-K at that time and will file an amendment to the Form 8-K to report the final voting results within four business days of the date that the final results are certified.

May I request electronic delivery of my proxy statement and annual report in the future?
Stockholders of record may elect to receive future annual reports and proxy statements electronically by providing consent to electronic delivery on-line at http://www.amstock.com/proxyservices/requestmaterials.asp. Should you choose to receive your proxy materials electronically, your choice will remain in effect until you notify Fortegra or American Stock Transfer & Trust Company in accordance with applicable law that you wish to resume mail delivery of these documents. If you hold your Fortegra common stock through a bank, broker or other holder of record, refer to the information provided by that entity for instructions on how to receive your proxy materials electronically.

Where can I view this proxy statement and Fortegra's 2011 Annual Report electronically?
This proxy statement and Fortegra's 2011 Annual Report may be viewed online at Fortegra's website by going to www.Fortegra.com and clicking “Investors”.

How can I get a copy of Fortegra's Annual Report on Form 10-K?
To obtain a copy of Fortegra's Annual Report on Form 10-K for the year ended December 31, 2011 without charge, address your request to Investor Relations, Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256. The Annual Report on Form 10-K also may be accessed at our website. To view, go to www.Fortegra.com, click “Investors,” then click “SEC Filings” and finally click “Annual Reports and Proxy Statements.” The Annual Report on Form 10-K also may be accessed at the SEC's website at www.sec.gov.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the proxy materials and the 2011 Annual Report to Stockholders to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written request, we will deliver promptly a separate copy of proxy materials and our annual report to stockholders to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of these proxy materials or our annual report to stockholders, stockholders may write, email or call us at the following address, email address, and telephone number:

Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary or c/o Investor Relations
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256
904-352-2759
800-888-2738
http://investors.fortegra.com

Stockholders who hold shares of our common stock in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

INFORMATION ABOUT COMMUNICATIONS WITH FORTEGRA AND OUR BOARD OF DIRECTORS

How may I communicate directly with the Board of Directors?
The Board of Directors provides a process for stockholders to send communications to the Board of Directors. You may communicate with the Board of Directors, individually or as a group, as follows:

By Mail:	By Phone:	By E-mail:
The Board of Directors	904-352-2759	Directors@Fortegra.com
Fortegra Financial Corporation	800-888-2738
c/o Christopher D. Romaine, Secretary
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

You should identify your communication as being from a Fortegra stockholder. The Secretary may require reasonable evidence that your communication or other submission is made by a Fortegra stockholder before transmitting your communication to the Board of Directors.

How may interested parties communicate directly with the independent directors?
Interested parties may communicate directly with the independent directors, individually or as a group, by any of the means set forth above or as follows:

By Mail:
Independent Directors of the Board of Directors
Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

How may stockholders or interested parties communicate directly with the Lead Director?
Stockholders and interested parties may communicate directly with the Lead Director by any of the means set forth above. If you choose to communicate via email or mail, please note "Attn: Lead Director" in the mailing address or subject line of the email.

How do I communicate directly with Fortegra?
You may communicate directly with Fortegra as follows:

By Mail:
Fortegra Financial Corporation
c/o Christopher D. Romaine, Secretary or c/o Investor Relations
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

How may I communicate with the Audit Committee regarding accounting, internal accounting controls or auditing matters?
The Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, as well as for confidential, anonymous submissions by company employees of concerns regarding questionable accounting or auditing matters. A communication or complaint to the Audit Committee regarding accounting, internal accounting controls or auditing matters may be submitted by any of the following means:

GENERAL COUNSEL

By Mail:	Anonymously By Phone:	By E-mail:
General Counsel	866-847-8139	generalcounsel@Fortegra.com
Fortegra Financial Corporation
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

AUDIT COMMITTEE

By Mail:	Anonymously By Phone:	By E-mail:
Audit Committee	866-847-8139	Directors@Fortegra.com
Fortegra Financial Corporation
c/o Christopher D. Romaine, General Counsel
10151 Deerwood Park Blvd.
Building 100, Suite 330
Jacksonville, FL 32256

PROPOSAL 1
ELECTION OF DIRECTORS

Each of the seven directors serving currently on our Board of Directors will stand for reelection. Our Board of Directors adopted a resolution in November 2010 setting the size of the Board of Directors at seven members, effective as of the completion of our initial public offering which occurred on December 16, 2010. At the Annual Meeting, seven directors are to be elected to hold office until the 2013 Annual Meeting and until their successors have been elected and have qualified.

The seven nominees for election at the Annual Meeting are listed on pages 6 to 8 of this proxy statement with brief biographies and descriptions of their experience, qualifications, attributes and skills that our Board of Directors has determined support their nomination and service as our directors. See the Board of Directors and Committees-Board Composition section of this proxy statement for a description of how our directors' blend of backgrounds benefits our company. The Board of Directors has determined in its business judgment that four of the seven nominees are independent directors under the NYSE listing requirements and our Corporate Governance Guidelines and Principles (the “Governance Principles”), which are discussed below in the Corporate Governance section.

All of the nominees named in this proxy statement have been nominated by our Board of Directors to be elected by holders of our common stock. We are not aware of any reason why any nominee would be unable to serve as a director. If a nominee for election is unable to serve, the shares represented by all valid proxies will be voted for the election of any other person that our Board of Directors may nominate as a substitute.

Richard S. Kahlbaugh, 52, Chairman, President and Chief Executive Officer of Fortegra. Director Since June 2007.

Mr. Kahlbaugh has been our President and Chief Executive Officer and a director since June 2007 and has been our Chairman since June 2010. Prior to becoming President and Chief Executive Officer, Mr. Kahlbaugh was our Chief Operating Officer from 2003 to 2007. Prior to joining us in 2003, Mr. Kahlbaugh served as President and Chief Executive Officer of Volvo's Global Insurance Group. He also served as the first General Counsel of the Walshire Assurance Group, a publicly traded insurance company, and practiced law with McNees, Wallace and Nurick. Mr. Kahlbaugh has also served on the board of directors of Campus Crest Communities, Inc. since 2010. Mr. Kahlbaugh's brother-in-law, John G. Short, serves as our Executive Vice President and President of Motor Clubs. Mr. Kahlbaugh holds a J.D. from Delaware Law School of Widener University and a B.A. from the University of Delaware.

          Qualifications:  Mr. Kahlbaugh was selected to serve on our Board of Directors in light of his significant knowledge of our products and markets and his ability to provide valuable insight to our Board of Directors as to day-to-day business issues we face in his role as our Chief Executive Officer.

John R. Carroll, 44, Managing Director of Summit Partners. Director since June 2007.

Mr. Carroll has served on our Board of Directors since June 2007. Mr. Carroll currently serves as a Managing Director of Summit Partners, which he joined in 1998. Prior to joining Summit Partners, Mr. Carroll worked as a consultant at Bain & Company from June 1997 to September 1997 and worked as a commercial banker at BayBanks, Inc. from March 1991 to March 1993. Mr. Carroll currently serves on the board of directors of FleetCor Technologies, Inc. and numerous private companies. Mr. Carroll holds an M.B.A. from Northwestern University and a B.A. from Dartmouth College.

Qualifications: Mr. Carroll was selected to serve on our Board of Directors in light of his experiences in banking, investment banking and private equity financing, and his experiences as a director with private companies.

Francis M. Colalucci, 67, Retired Chief Financial Officer and Treasurer of Tower Group, Inc. Director since December 2010.

Mr. Colalucci became a member of our Board of Directors in connection with our initial public offering in December 2010. Mr. Colalucci was the Senior Vice President, Chief Financial Officer and Treasurer of Tower Group, Inc., from February 2002 until his retirement in May 2010. Prior to that, Mr. Colalucci was employed by the Empire Insurance Company from 1996 until 2001, a property and casualty insurance company, and ultimately served as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Colalucci served as a director of Tower Group, Inc. from March 2002 until he retired from the board in March 2010, and was previously a director of Empire Insurance Company from 1996 until 2001. Mr. Colalucci holds a B.B.A. from St. John's University and is a New York State licensed Certified Public Accountant.

Qualifications: Mr. Colalucci was selected to serve on our Board of Directors in light of his 40 years of relevant accounting and financial experience and more than 30 years of insurance industry-related experience.

Frank P. Filipps, 64, Former President and Chief Executive Officer of Clayton Holdings, Inc. and Radian Group, Inc. Director since December 2010.

Mr. Filipps became a member of our Board of Directors in connection with our initial public offering in December 2010. Mr. Filipps served as the Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company, from April 2005 to July 2008. Prior to that, Mr. Filipps served as the Chairman and Chief Executive Officer of Radian Group, Inc. and its principal subsidiary, Radian Guaranty, Inc. from June 1999 to April 2005. Mr. Filipps has been a director and a member of the compensation committee of the Board of Directors of Primus Guaranty, Ltd., a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, since September 2004. He has also been a director of Impac Mortgage Holdings, Inc. since August 1995. Mr. Filipps holds a B.A. from Rutgers University and an M.B. A. from New York University.

Qualifications: Mr. Filipps was selected to serve on our Board of Directors in light of his diversified background of managing companies and his past senior executive positions and operating experience.

J.J. Kardwell, 35, Managing Director of Summit Partners. Director since June 2007.

Mr. Kardwell has served on our Board of Directors since June 2007. Mr. Kardwell joined Summit Partners in 2003 as a Vice President and currently serves as a Managing Director. Prior to joining Summit Partners, Mr. Kardwell worked as a Director at Windhorst New Technologies from May 2000 to August 2001 and in various finance roles at The Walt Disney Company from August 1998 to May 2000. Mr. Kardwell holds an M.B.A. from Harvard Business School and an A.B. from Harvard University. Mr. Kardwell serves on the board of directors of numerous private companies.

Qualifications: Mr. Kardwell was selected to serve on our Board of Directors in light of his experiences with private equity financing, his experiences as a director with private companies and his management and leadership experience.

Dr. Arun Maheshwari, 67, Private Investor and Former Chief Executive Officer of Fiserv Global Services and CSC India.  Director since March 2012.

Dr. Maheshwari has served on our Board of Directors since March 2012.  Dr. Maheshwari is a private investor and the sole owner of RisingSun Ventures and Infinite Realty Ventures since 2009.   From October 2005 to December 2008, Dr. Maheshwari served as Group President and CEO of Fiserv Global Services.  He served as Vice President of Computer Sciences Corporation and CEO of Computer Sciences Corporation India from July 1996 to September 2005.  Dr. Maheshwari was an integral part of McKinsey's insurance practice in New York, and has also held senior executive positions at Reliance Insurance and Continental Insurance.  Dr. Maheshwari received his Master of Science in Computer Science from Stanford University, his MBA from Columbia University, and his PhD in Business from the Wharton School of Business of the University of Pennsylvania.

Qualifications: Dr. Maheshwari was selected to serve on our Board of Directors due to his vast experience in the financial services and insurance technology fields, as well as his past senior executive positions and operating experience.

Ted W. Rollins, 49, Co-chairman and Chief Executive Officer of Campus Crest Communities, Inc. Director since December 2010.

          Mr. Rollins became a member of our Board of Directors in connection with our initial public offering in December 2010. Mr. Rollins currently serves as the co-chairman of the board of directors and Chief Executive Officer of Campus Crest Communities, Inc., a company he co-founded in 2004. Prior to that, Mr. Rollins co-founded and managed several companies that developed and operated housing properties and directed several private real estate focused investment funds. From 1998 through 2002, he served as president of St. James Capital, an investment company focused on research-based, structural land investment and niche income property opportunities. Mr. Rollins holds a B.S.B.A. from The Citadel and an M.B.A. from Duke University.

          Qualifications: Mr. Rollins was selected to serve on our Board of Directors in light of his management and leadership experiences, including his senior executive positions.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MR. KAHLBAUGH, MR. CARROLL, MR. COLALUCCI, MR. FILIPPS, MR. KARDWELL, MR. MAHESHWARI AND MR. ROLLINS.

CORPORATE GOVERNANCE

Governance Principles
Our Corporate Governance Guidelines and Principles ("Governance Principles"), which include guidelines for determining director independence and reporting concerns to non-management directors and the Audit Committee, are published on Fortegra's website, as are our other corporate governance materials, including the charters adopted by the Board for each of our standing committees and any key practices adopted by the committees. To view these materials, go to www.Fortegra.com, click “Investors”, then beneath the heading "Corporate Governance”, click "Governance Documents", and finally click “Corporate Governance Guidelines and Principles". The Board regularly reviews corporate governance developments and may modify these principles, charters and key practices as warranted. Any modifications will be reflected in the documents on Fortegra's website.

The Board held ten meetings during 2011. During 2011, each of our directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of the Board on which he served (during the periods that he served). As set forth in the Governance Principles, directors are expected to attend the Annual Meeting. All of our directors serving at the time of our 2011 Annual Meeting of Stockholders attended the meeting.

Board Leadership Structure
Our Board of Directors functions in a collaborative fashion that emphasizes active participation and leadership by all of its members. With respect to the role of Chairman, our Board believes that one of its most important responsibilities is determining which director is most appropriate to serve in that role. The Board has determined that, by virtue of his tenure with and extensive knowledge of the company, Mr. Kahlbaugh is the appropriate choice to serve as Chairman of the Board at this time. The Board believes that the combination of Mr. Kahlbaugh as both Chairman and Chief Executive Officer (“CEO”), together with the Lead Director selected by the independent directors, is currently the appropriate leadership structure for the company. The Chairman and the Lead Director provide leadership to the Board as a whole in setting its strategic priorities. In his position as CEO, Mr. Kahlbaugh has primary responsibility for the day-to-day operations of the company and, accordingly, is able to effectively communicate the Board's strategic findings and guidance to management. In his position as Lead Director, Mr. Rollins presides at all meetings of independent directors, is available to work with the Chairman to discuss stockholder inquiries regarding the Board and exercises the other responsibilities described below. At this time, Messrs. Kahlbaugh, Carroll and Kardwell are the only members of the Board that are not independent. With a majority of independent directors, a strong committee structure, a Lead Director with well-defined responsibilities, and the fact that the Chairman/CEO does not serve on any independent Board committees, Fortegra's Board of Directors is comfortable with its existing leadership structure. Our Board reviews its leadership structure from time to time, as appropriate.

In December 2010, the Board created the position of Lead Director and in January 2011 the independent members of the Board appointed Mr. Rollins to serve in this role. As more fully set forth in our Governance Principles, available on our website (to view, go to www.Fortegra.com, click “Investors”, then beneath the heading "Corporate Governance”, click "Governance Documents", and finally click “Corporate Governance Guidelines and Principles"), the Lead Director's responsibilities and authority include:

•	convene, chair and determine agendas for executive sessions, and coordinate feedback to the CEO regarding issues discussed in executive sessions;

•	assist the Board in the evaluation of senior management (including the CEO) and communicate the results of such evaluation to the CEO;

•	serve as an information resource for other directors and act as liaison between directors, committee chairs and management;

•	provide advice and counsel to the CEO;

•	develop and implement, with the Chairman and the Governance Committee, the procedures governing the Board's work;

•	where appropriate and as directed by the Board, communicate with stockholders, rating agencies, regulators and interested parties; and

•	as directed by the Chairman, speak for the Board in circumstances where it is appropriate for the Board to have a voice distinct from that of management.

Role of Board in the Oversight of Risk
Our Board of Directors recognizes that, although risk management is primarily the responsibility of Fortegra's management, the Board plays a critical role in the oversight of risk. As an insurance services company, the very nature of our business involves the management of regulatory and underwriting risks on behalf of our customers. The Board believes it is an important part of its responsibilities to oversee the company's overall risk assessment processes and management thereof. The Board as a whole discusses with management specific business risks as part of its regular reviews of the individual business units and also on a company-wide basis as part of its strategic reviews. The Board also utilizes its committees to oversee specific risks and receives regular reports from the committees on the areas of risk for which they have oversight. Our Audit Committee has responsibility for oversight of risks associated with financial accounting and reporting, including the system of internal control. This oversight includes reviewing and discussing with management the company's risk assessment process and management policies with respect to the company's major financial risk exposures, including investments, and the procedures utilized by management to identify and mitigate the exposure to such risks. Our Audit Committee also oversees risks associated with legal and regulatory compliance, as well as financial risk exposures, and assists the Board in fulfilling its oversight responsibilities regarding the Company's policies and processes with respect to risk assessment and risk management, including any significant non-financial risk exposures. The Compensation Committee oversees the risks relating to our compensation plans and programs, as well as management development and leadership succession in the company's various business units. Our Governance Committee is responsible for the oversight of risks relating to corporate governance. We believe that our risk oversight structure is also supported by our current Board leadership structure, with the Chairman of the Board and the Lead Director working together with our independent Audit Committee and our other standing committees.

Director Independence
Our Board currently consists of seven directors, four of whom are independent (as defined by our Governance Principles and NYSE listing standards), one of whom is our President and CEO, and two of whom are employees of our principal stockholder, Summit Partners, L.P.

For a director to be independent, the Board must determine that the director does not have any direct or indirect material relationship with Fortegra. The Board has established guidelines to assist it in determining director independence, which conform to, or are more exacting than, the independence requirements of the NYSE. The independence guidelines are set forth in paragraph V.B. of our Governance Principles, which are available on our website. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board has determined in its business judgment that Messrs. Maheshwari, Colalucci, Filipps and Rollins satisfy the NYSE's independence requirements and Fortegra's independence guidelines. The Board also determined, in its business judgment, that Mr. Alfred R. Berkeley, who resigned from the Board on November 23, 2011, was independent.

In addition to the independence guidelines discussed above, members of the Audit Committee also must satisfy additional independence requirements established by the SEC and the NYSE. Specifically, they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from Fortegra or any of its subsidiaries other than their directors' compensation and they may not be affiliated with Fortegra or any of its subsidiaries. The Board has determined, in its business judgment, that all the members of the Audit Committee satisfy the relevant SEC and NYSE independence requirements.

Code of Business Conduct and Ethics
All of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, must act ethically at all times and in accordance with the policies comprising our code of business conduct and ethics set forth in our Code of Business Conduct and Ethics and, with respect to our principal executive officer, principal financial officer, principal accounting officer and controller our Supplemental Code of Ethics for CEO, CFO and Senior Officers. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the CEO. Our Supplemental Code of Ethics for CEO, CFO and Senior Officers complements our Code of Business Conduct and Ethics and, among other things, promotes honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in public communications; and compliance with applicable laws, rules and regulations. To view our Code of Business Conduct Ethics and Supplemental Code of Ethics for CEO, CFO and Senior Officers, go to www.Fortegra.com, click “Investors,” then click “Corporate Governance.” Within the time period required by the SEC and the NYSE, we will post on our website any amendment to or waiver of our Code of Business Conduct and Ethics.

BOARD OF DIRECTORS AND COMMITTEES

Board Composition
Our Board of Directors is composed of individuals with diverse experience at policy-making levels in business, finance and insurance in areas that are relevant to the company's business activities. Each director was nominated on the basis of the unique set of experience, qualifications, attributes and skills he brings to the Board, as well as how those characteristics blend with those of the others on the Board as a whole. See the Election of Directors section for a description of each director nominee's experience, qualifications, attributes and skills.

Our certificate of incorporation provides that the number of authorized directors of our company will be fixed from time to time by a resolution adopted by our Board of Directors, but will not be less than three nor more than 15. Our Board of Directors has set the size of the Board of Directors at seven members.

Each director elected by the holders of our common stock will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal. The holders of common stock do not have cumulative voting rights in the election of directors.

Our Governance Principles provide that directors should limit the number of other boards on which they serve to between two and eight, with the lower limit applying to directors who are engaged full-time in another business.

Board Committees
The four standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance Committee and the Executive Committee. These committees are described below. The Board has established written charters for each of its standing committees, other than the Executive Committee, which has only the powers delegated to it by the Board from time to time. Our Board of Directors may also establish various other committees to assist it in carrying out its responsibilities. The Audit Committee held seventeen meetings in 2011, the Compensation Committee held three meetings in 2011 and the Governance Committee held four meetings in 2011. The table below shows the current Board committee memberships.

Director	Audit	Compensation	Governance	Executive
Richard S. Kahlbaugh*				C
John Carroll*
J.J. Kardwell*				X
Francis M. Colalucci	C	X
Frank P. Filipps	X	C	X
Arun Maheshwari		X	X
Ted W. Rollins+	X		C

* = Non-Independent Director

+ = Lead Director
C = Committee Chair
X = Committee Member

Audit Committee
Our Board has determined in its business judgment that each member of the Audit Committee consists solely of “independent” directors as defined under the applicable rules of the NYSE and the SEC and satisfies the "financial literacy" requirements of the NYSE and has "accounting or related financial management expertise" and that Mr. Colalucci is an “audit committee financial expert” as defined by SEC rules.

As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.Fortegra.com, click “Investors,” then click “Corporate Governance,” then click “Audit Committee”), the Audit Committee is concerned primarily with the accuracy and effectiveness of the audits of our financial statements. The Audit Committee's duties include overseeing:

•	management's conduct, and the integrity, of the company's financial reporting to any governmental or regulatory body, stockholders, other users of company financial reports and the public;

•	the company's systems of internal control over financial reporting and disclosure controls and procedures;

•
the qualifications, engagement, compensation, independence and performance of the registered public accounting firm that shall audit the company's annual financial statements and any other registered public accounting firm engaged to prepare or issue an audit report or to perform other audit, review or attest services for the company, their conduct of the annual audit of the company's financial statements and any other audit, review or attestation engagement, and their engagement to provide any other services;

•	the company's legal and regulatory compliance; and

•	the application of the company's codes of business conduct and ethics as established by management and the Board.

The Audit Committee has determined that in view of the increased demands and responsibilities of the committee, its members generally should not serve on more than two additional audit committees of other public companies. The Audit Committee's report appears on page 30 of this proxy statement.

Compensation Committee
Our Board has determined in its business judgment that each member of the Compensation Committee is “independent” as defined under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.Fortegra.com, click “Investors,” then click “Corporate Governance,” then click “Compensation Committee”), the Compensation Committee's responsibilities include:

•	assisting the Board in overseeing the company's employee compensation policies and practices;

•	determining and approving the compensation of the Company's CEO and the company's other executive officers;

•	reviewing and approving incentive compensation policies and programs, and exercising discretion in the administration of such programs;

•	reviewing and approving equity compensation programs, and exercising discretion in the administration of such programs; and

•	preparing the annual report of the Committee required by the rules of the SEC.

Under its charter, the Compensation Committee has authority to delegate any of its responsibilities to subcommittees of the Compensation Committee so long as such subcommittee is comprised solely of one or more members of the Compensation Committee and such delegation is not inconsistent with law and applicable rules and regulations of the SEC and the NYSE. The Compensation Committee's report appears on page 19 of this proxy statement. Additional information regarding the Compensation Committee's processes and procedures for consideration of executive compensation is provided in the Compensation Discussion and Analysis which appears on page 14 of this proxy statement.

Governance Committee
Our Board has determined in its business judgment that each member of the Governance Committee is “independent” as defined under the applicable rules of the NYSE. As more fully set forth in its charter, which can be found in the corporate governance section of our website (to view, go to www.Fortegra.com, click “Investors,” then click “Corporate Governance,” then click “Corporate Governance Committee”), the Governance Committee's responsibilities include:

•
identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies;

•	overseeing the company's policies and procedures for the receipt of stockholder suggestions regarding Board composition and recommendations of candidates or nominations by the Board;

•	the application of the company's related person transaction policy as established by the Board;

•	developing, recommending to the Board and overseeing implementation of the company's Governance Principles; and

•	reviewing on a regular basis the overall corporate governance of the company and recommending improvements when necessary.

The Governance Committee makes recommendations to our Board of Directors of candidates for election to our Board, and our Board of Directors makes recommendations to our stockholders. This committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance Committee, c/o Christopher D. Romaine, Secretary, Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256.

The Governance Committee believes all director nominees should meet certain qualifications and possess certain experience, qualifications, attributes or skills that, when considered in light of the characteristics of the other director nominees, assist the Board in overseeing the company's operations and developing and pursuing its strategic objectives. The Governance Committee believes each director nominee should at a minimum, possess integrity, objectivity, independence, sound judgment, leadership, courage and diversity of experience (for example, in relation to finance and accounting, international operations, strategy, risk, technical expertise and policy-making). The qualifications, qualities and skills required for directors are further set forth in paragraph V of our Governance Principles, which are available on our website.

The Governance Committee will consider potential candidates recommended by stockholders using substantially the same criteria it applies to recommendations from the Governance Committee, directors and members of management. The Governance Committee will consider all potential candidates regardless of the source of the recommendation and determines whether potential candidates meet our experience, qualifications, attributes and skills criteria for directors. Where there is an interest in a particular candidate, the Governance Committee's review is multi-faceted and typically will include a review of written materials regarding the candidate, due diligence performed internally and externally, a review of a completed candidate questionnaire and one or more interviews with members of the Governance Committee.

Executive Committee
The purpose of the Executive Committee is to handle such matters as are specifically delegated by the Board.

Compensation of Directors
The Governance Committee has the responsibility for reviewing and recommending to the Board compensation changes for directors. Currently, directors who are Fortegra employees or affiliated with Summit Partners, L.P., are not compensated for their Board service. Accordingly, Messrs. Kahlbaugh, Carroll and Kardwell do not receive any compensation for serving as a director. All other directors receive:

•	a base annual retainer of $25,000 in cash;

•	an additional annual retainer of $20,000 in cash to the lead director and an additional annual retainer of $15,000 in cash to each director who is the chair of a committee;

•	An additional annual retainer of $2,500 to each director who is a non-chair member of a committee; and

•	a fee of $2,500 for each board and committee meeting attended in person or $1,000 for meetings attended telephonically.

The $5,000 increase in the lead director and chairperson fees from 2011 levels and the addition of the committee retainer were made by the Board of Directors in recognition of the significant time commitment and efforts made by the independent directors.

Fortegra granted 15,000 shares of restricted stock to each of our serving independent directors in December 2010 and February 2012. The restricted stock vests equally on each of the three anniversaries of the grant date. All directors are reimbursed for travel expenses to attend Board and committee meetings and to attend director education seminars, in accordance with policies approved by the Board from time to time.

Director Stock Ownership Policy
To help promote the alignment of the personal interests of the company's directors with the interests of our stockholders, we have established a stock ownership policy for all non-management directors. By the third anniversary of service on the Board, each non-management director is expected to hold a minimum amount of our common stock equal to three times the annual retainer amount. As a result of the initial stock grants described above, each non-management director's in value stock ownership currently meets our policy requirements.

Meetings of Independent Directors
Our Governance Principles provide that the independent directors on our Board (whose independence is determined in accordance with the NYSE listing standards and our Governance Principles) will meet separately at least one time each year without the presence of non-independent directors. The independent directors may meet without management present at such other times as determined by the Lead Director or at the request of the independent directors. The Board has determined in its business judgment that all of our current directors other than Richard S. Kahlbaugh, our President and CEO, and John Carroll and J.J. Kardwell, each employees of Summit Partners, L.P., are independent directors. The directors have determined that the Lead Director, currently Mr. Rollins, will preside at the meetings of the independent directors.

INFORMATION RELATING TO DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS AND SIGNIFICANT STOCKHOLDERS

Ownership of Fortegra Common Stock
The following table sets forth information as of March 1, 2012, regarding the beneficial ownership of our common stock by:

•
all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) known by us to own beneficially more than 5% of any class of our common stock (based on the most recently available information filed with the SEC);

•	the named executive officers included in the Summary Compensation Table below;

•	each of our directors; and

•	all directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated in the footnotes to the table, directors and named executive officers possess sole voting and investment power with respect to all shares set forth by their name. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock issuable upon the exercise of stock options held by that person that are currently exercisable, or are exercisable within 60 days of March 1, 2012 are deemed to be issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder. As of March 1, 2012, there were 19,961,813 shares of common stock outstanding and no shares of any other class of voting securities outstanding.

The address of each director and executive officer listed below is c/o Fortegra Financial Corporation, 10151 Deerwood Park Blvd., Building 100, Suite 330, Jacksonville, FL 32256.

Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
Summit Partners, L.P.(1) 222 Berkeley Street, 18th Floor, Boston, MA 02116	12,438,772	62.3%
T. Rowe Price Associates, Inc.(2) 100 E. Pratt Street, Baltimore, MD 21202	1,933,566	9.7%
Philadelphia Financial Management of San Francisco, LLC 450 Sansome Street, Suite 1500 San Francisco, CA 94111(3)	1,109,743	5.6%

Named Executive Officers and Directors
Richard S. Kahlbaugh(4)	580,129	2.8%
Walter P. Mascherin(5)	55,329	*
John G. Short(6)	33,949	*
Joseph R. McCaw, II	38,057	*
Alex Halikias	—	*
John R. Carroll(7)	—	*
Francis M. Colalucci	32,000	*
Frank P. Filipps	30,000	*
J.J. Kardwell(8)	—	*
Arun Maheshwari	—	*
Ted W. Rollins	30,000	*
All directors and named executive officers as a group	799,464	3.9%
* less than 1%

(1)
Includes 7,185,871 shares held by Summit Partners Private Equity Fund VII-A L.P., 4,315,949 shares held by Summit Partners Private Equity Fund VII-B L.P., 591,713 shares held by Summit Subordinated Debt Fund III-A L.P., 308,237 shares held by Summit Subordinated Debt Fund III-B L.P., and 37,002 shares held by Summit Investors VI L.P. (such entities are collectively referred to as "Summit Partners").

Summit Partners, L.P. is (i) managing member of Summit Partners PE VII, LLC, which is the general partner of Summit Partners PE VII,

L.P., which is the general partner of Summit Partners Private Equity Fund VII-A, L.P. and Summit Partners Private Equity Fund VII-B, L.P., (ii) the managing members of Summit Partners SD III, LLC, which is the general partner of Summit Partners SD III, L.P., which is the general partner of Summit Subordinated Debt Fund III-A, L.P. and Subordinated Debt Fund III-B, L.P. and (iii) the managing member of Summit Partners VI (GP), LLC, which is the general partner of Summit Partners VI (GP), L.P., which is the general partner of Summit Investors VI, L.P.
Summit Partners, L.P., through a two-person investment committee, currently composed of Martin J. Mannion and Bruce R. Evans, has voting and dispositive authority over the shares held by each of these entities and therefore beneficially owns such shares. The address for each of these entities is 222 Berkeley Street, 18th Floor, Boston, MA 02116. Entities affiliated with Summit Partners hold private equity investments in one or more broker-dealers, and as a result Summit Partners is an affiliate of a broker-dealer. However, Summit Partners acquired the securities in Fortegra in the ordinary course of business for investment for its own account and not as a nominee or agent and, at the time of that purchase, had no contract, undertaking, agreement, understanding or arrangement, directly or indirectly, with any person to sell, transfer, distribute or grant participations to such person or to any third person with respect to those securities.

(2)
Based on information contained in a report on Schedule 13G that T. Rowe Price filed with the SEC, which contained information as of December 31, 2011. T. Rowe Price (Price Associates) has indicated to us that these securities are owned by various individual institutional investors which it serves as investment adviser with power to direct investments and/or sole power with respect to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	Based on information contained in a report on Schedule 13G that Philadelphia Financial Management of San Francisco, LLC filed with the SEC, which contained information as of December 31, 2011.

(4)
Includes 8,816 shares held by the Company for Mr. Kahlbaugh's benefit, 9,298 shares held jointly by Mr. Kahlbaugh and his wife, and 557,470 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 1, 2012.

(5)	Includes 53,329 shares that are subject to options that are currently exercisable or exercisable within 60 days of March 1, 2012.

(6)	Includes 18,595 shares held jointly by Mr. Short and his wife.

(7)
Excludes shares held by Summit Partners. Mr. Carroll is a member of the general partner of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Carroll disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

(8)
Excludes shares held by Summit Partners. Mr. Kardwell is a managing director of Summit Partners L.P. and as a result may be deemed to beneficially own the shares owned by Summit Partners. Mr. Kardwell disclaims ownership of the shares held by Summit Partners, except to the extent of his pecuniary interest therein.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2011 about our common stock that may be issued, whether upon exercise of options or otherwise under all of our existing equity compensation plans.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (1)	Weighted Average Exercise Price of Outstanding Options (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (3)	1,621,393	$4.30	3,691,107
Equity Compensation Plans Not Approved by Stockholders	272,338	3.25	N/A
Total	1,893,731	$4.15	3,691,107

(1)	Includes shares issuable pursuant to the exercise of stock options.

(2)
Calculation of weighted average exercise price of outstanding awards includes stock options, which are exercisable for “net” shares of common stock for no consideration. The weighted average exercise price of outstanding stock options was $4.15

(3)	Consists of our 2005 Equity Incentive Plan and 2010 Fortegra Financial Corporation Omnibus Incentive Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
This Compensation Discussion & Analysis (“CD&A”) describes how we use different elements of compensation to achieve the objectives of our executive compensation program and how we determined the amounts of each component of total compensation paid to our named executive officers in 2011. This information should be read in conjunction with the data and associated narrative provided in the Summary Compensation Table and other tables following this CD&A. Our Compensation Committee met three times in 2012 and assessed all aspects of the company's compensation practices.
Named Executive Officers
For 2011, our named executive officers were:

•	Richard S. Kahlbaugh, Chairman and Chief Executive Officer;

•	Walter P. Mascherin, Executive Vice President and Chief Financial Officer;

•	John G. Short, Executive Vice President and President of Motor Clubs;

•	Joseph R. McCaw, II, Executive Vice President and President of Payment Protection; and

•	Alex Halikias, Executive Vice President and President of Consecta.

Principles of Our Executive Compensation Program
Our executive compensation program is based on the following six tenets:

•
Accountability for Business Performance.  Compensation should be tied to our financial performance to hold executives accountable for their contributions to our performance as a whole. Compensation should also incentivize our executives to manage our business to meet our short- and long-range objectives.

•
Accountability for Individual Performance.  Compensation should be tied to individual performance to encourage and reflect individual contributions to our overall performance. In addition to individual performance, as appropriate, we also consider the performance of the businesses and responsibility areas that an individual oversees.

•
Alignment with Stockholder Interests.  To align the interests of our executives with those of our stockholders, equity compensation should represent an important component of the compensation program. Equity awards motivate our executives to increase stockholder value and reward them when stockholder value increases.

•
Balance.  Compensation should balance short-term versus long-term incentives and awards, cash and equity components, and fixed and variable compensation in ways that we believe are most appropriate to incentivize the achievement of our performance objectives, align the interests of our executives with those of our stockholders and mitigate risks.

•
Fair and Equitable Compensation.  The total compensation program should be fair and equitable to both our executive officers and our stockholders. Compensation levels for each individual should also be fair relative to the compensation paid to other professionals in our organization.

•
Competition.  Compensation should reflect the competitive insurance and financial services marketplace, so we can attract, motivate and retain talented executives whose knowledge skills and performance are critical to our success.

How Compensation Decisions are Made
Our Compensation Committee reviews and approves the compensation of our named executive officers and oversees and administers our executive compensation programs and initiatives.

To consider and determine the appropriate level of compensation for our Chief Executive Officer, our Compensation Committee meets outside the presence of all of our named executive officers. Our Chief Executive Officer does not have a role in the determination of his own compensation.

Before determining the compensation levels for all other named executive officers, our Compensation Committee considers the recommendations of our Chief Executive Officer. The chairman of our Compensation Committee or the entire Compensation Committee meets with our Chief Executive Officer to discuss those recommendations. Our Compensation Committee then determines the appropriate level of compensation for those named executive officers.

Our total compensation approach is not intended to be formulaic or rigid in structure. Each element of annual compensation, other than base salary, is designed to be variable based on quantitative and/or qualitative performance criteria. We regularly review our overall compensation programs and maintain flexibility to make changes in the future as appropriate. On an individual basis, we also reserve discretion to increase or decrease individual compensation or to adjust the mix of pay elements as appropriate. This flexibility allows us to effectively manage, over time, the performance of our executive officers, market competitiveness of our compensation programs, issues of internal pay equity and retention of key talent.

Role of Compensation Consultants
Our Compensation Committee may from time to time engage independent compensation consultants for special projects. In 2011, it engaged Steven Hall & Partners to assist it in the execution of its duties. Company's management did not retain Steven Hall & Partners for any services.

Components of Our Executive Compensation Program
Our executive compensation program currently consists of:

•	base salary;

•	annual incentive awards paid in cash and linked to corporate performance as set forth by our Compensation Committee or in the case of our CEO, our board of directors;

•	discretionary cash bonuses;

•	periodic equity awards under our equity incentive plans;

•	deferred compensation provided to certain executives; and

•	other executive benefits and perquisites.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders.

Our compensation approach is tied to our stage of development. We expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve.

Base Salary
Given the fact that we were privately owned, prior to our initial public offering in December 2010, the primary component of compensation for our executives was base salary. We believe that the base salary is required in order to provide our named executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions.

Our Compensation Committee increases the base salaries paid to our named executive officers, based on:

•	our performance relative to the annual financial objectives set for us;

•	our expectations as to the performance and contribution of such named executive officer and our judgment as to his potential future value to us;

•	our knowledge of the competitive factors within the industries in which we operate;

•	the job responsibilities of the named executive officer; and

•	the background and circumstances of the named executive officers, including experience and skill.

Historically, we have not applied specific formulas to set the base salary of our CEO, nor have we sought to benchmark his or her base salary against similarly situated companies. In 2011, before making his recommendations for base salaries for the other named executive officers to the Compensation Committee, our CEO reviewed publicly available information of companies operating in similar industries and geographies.

As of January 1, 2011, Mr. Kahlbaugh's base salary was $450,000 which was increased to $500,000 on July 1, 2011 in recognition of his responsibilities as our President and CEO. Due to the difficult financial challenges facing the Company, Mr. Kahlbaugh requested that his salary be reduced to its former level of $450,000 effective in August 2011 for the remainder of 2011. For the fiscal year 2011, Mr. Mascherin's base salary was $285,000; Mr. Short's base salary was $205,000 until July 1, 2011, when his salary was increased to $240,000 in light of his promotion to Executive Vice President - President of Motor Clubs; Mr. McCaw's salary was $205,000 until July 1, 2011 when his salary was increased to $255,000 in light of his exceptional performance as President of Payment Protection; and Mr. Halikias' salary was $285,000.

Annual Incentive Awards
We believe that annual incentive awards focus our named executive officers' efforts and reward them for annual results of operations that help create value for our stockholders. For 2011, our Chief Executive Officer's annual incentive award was tied exclusively to an adjusted net income target set by our Board of Directors. For our other named executive officers, annual incentive awards in 2011 were tied to the achievement of adjusted net income and targets, as well as, such named executive officer's achievement of individual annual performance objectives recommended by our Chief Executive Officer and approved by our Board of Directors.

The following briefly outlines the individual annual performance objectives for each of the named executive officers, other than our Chief Executive Officer for 2011:

•
Walter P. Mascherin.  Mr. Mascherin's individual annual performance objectives included: (i) improve cash utilization and investment income and reduce interest expense by established targets; (ii) develop a comprehensive capital planning model to forecast capital demand by business, costs and reinsurance application; and (iii) satisfactory audit and improvements in close time.

•
John G. Short.  Mr. Short's individual annual performance objectives with respect to our Motor Club division included: (i) $12.5 million in revenue and $7.2 million in operating income; (ii) development and implementation of service level standards for the three motor club divisions; and (iii) optimization of systems and processes.

•
Joseph R. McCaw, II.  Mr. McCaw's individual annual performance objectives included, with respect to our Payment Protection division, achievement of: (i) $48.2 million in revenue; (ii) $16.8 million in operating income; (iii) development of a monthly report on service level metrics; (iv) development of a client review process; and (v) reduction of cost levels by established targets.

•	Alex Halikias. Mr. Halikias' individual annual performance objectives included, with respect to our Consecta brand,

achievement of: (i) $15.5 million in net revenue and $6.0 million in operating income; (ii) development and implementation of service level standards for each operating group; (iii) reduction of cost levels by established targets; (iv) margin improvements to established levels; and (v) development of a plan to integrate product distribution into value chain.

In the fiscal year ended December 31, 2011, we did not meet the Company target net income of $19.1million. Accordingly, the Compensation Committee determined in February 2012 not to pay any cash bonus to our named executive officers with respect to fiscal 2011 performance.

Our Board of Directors may exercise discretion in awarding cash performance bonuses. The Board of Directors did not exercise this discretion in 2011.

For 2012, the Compensation Committee adopted corporate and business unit level annual performance measures and weighted them as applied to each of the named executives in accordance with their responsibilities for our overall corporate performance and the performance of each business unit.

For 2012, awards to Mr. Kahlbaugh will be tied exclusively to the achievement of the Company's adjusted EBITDA target set by the Board of Directors (“Corporate Target”).  For each corporate executive officer, including Mr. Mascherin, seventy five percent of the award is tied to the achievement of the Corporate Target and twenty five percent is tied to individual performance objectives.  For each business unit president, including Messrs. Short, McCaw and Halikias, fifty percent of the award is tied to achievement of the Corporate Target, twenty five percent is tied to the achievement of the adjusted EBITDA target for his or her business unit (“Business Unit Target”) and twenty five percent is tied to individual performance objectives.

For 2012, the annual target award opportunities for the named executives, as a percentage of base salary, were as follows: Mr. Kahlbaugh, 50%; Messrs. Mascherin, Short and Halikias, 37.5%; and Mr. McCaw, 50%. The Committee also sets threshold, stretch and maximum performance benchmarks. In the event the threshold performance benchmark is achieved the target bonus reduced by 50% will be paid. In the event the stretch benchmark or maximum benchmark is achieved, the target bonus will be increased by 25% or 50%, respectively. Maximum award targets reflect very ambitious goals which can only be attained when business results are exceptional and which have never been met, thus justifying the higher award payments. Actual performance as determined by the Committee fell short of the target in the past 2 years, resulting in no payments under the annual incentive plan.

In calculating the annual cash incentive awards, our achievement with respect to each performance measure is expressed as a percentage of the target goal, with interpolation applied between the threshold, target, stretch and maximum goals. That percentage is multiplied by the weight assigned to that performance measure for an executive and the resulting percentage is multiplied by the executive's target award opportunity. The amount of each executive's annual cash incentive award is the sum of these calculations for each performance measure.

The following table shows the percentage of base salary that will be paid to the named executive officers based on achievement of the Corporate Target and the Business Unit Target, as applicable, and target individual performance objectives.

Executive	Corporate Performance Target (% of Base Salary)				Business Unit Performance Target (% of Base Salary)				Individual Performance Target (% of Base Salary)				Total % of Base Salary
Officers	Threshold	Target	Stretch	Max.	Threshold	Target	Stretch	Max.	Threshold	Target	Stretch	Max.	Threshold	Target	Stretch	Max.
CEO	25.0	50.0	62.5	75.0	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	25.0	50.0	62.5	75.0
CFO	14.1	28.1	35.2	42.2	N/A	N/A	N/A	N/A	4.7	9.4	11.7	14.1	18.8	37.5	46.9	56.3
President, Payment Protection	12.5	25.0	31.3	37.5	6.3	12.5	15.6	18.8	6.3	12.5	15.6	18.8	25.0	50.0	62.5	75.0
Corporate NEOs	14.1	28.1	35.2	42.2	N/A	N/A	N/A	N/A	4.7	9.4	11.7	14.1	18.8	37.5	46.9	56.3
Business Unit NEOs	9.4	18.7	23.4	28.1	4.7	9.4	11.7	14.1	4.7	9.4	11.7	14.1	18.8	37.5	46.9	56.3

Threshold = 90% of target
Target = 100%
Stretch = 110% of target
Max. = 120% of target

Achievement of each of the Corporate Target and the Business Unit Target are considered separately. No executive is entitled to any award if the Company does not achieve 90% of the Corporate Target.

Deferred Compensation
Mr. Kahlbaugh had a deferred compensation agreement prior to 2010. The deferred compensation agreements provide for certain payments from the trust upon the occurrence of an executive's retirement, death or termination upon a change of control of an executive. See “- Potential Payments upon Termination or Change of Control.”

Long-Term Equity-Based Compensation
We believe that our long-term performance is fostered by a compensation program that compensates named executive officers through the use of equity-based awards, such as stock options, restricted stock awards and other rights to receive compensation based on the value of our equity. We also believe that when our named executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.

In 2011, Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias were awarded non-qualified stock options pursuant to our 2010 Omnibus Incentive Plan and related stock option award agreements. The stock options vest, in the case of Mr. Kahlbaugh, twenty five percent upon grant and seventy five percent monthly over the next thirty six months, and in the case of each other executive, ratably over four years on each anniversary of the grant date. In addition, Messrs. Mascherin, Short and McCaw were awarded restricted stock pursuant to our 2010 Omnibus Incentive Plan and related restricted stock award agreements. The restricted stock vests fifty percent on grant and fifty percent on the first anniversary of grant.

Certain of our named executive officers currently own outstanding options that were issued under our 2005 Equity Incentive Plan, in addition to options granted outside of that plan. All outstanding unvested options granted under the 2005 Equity Incentive Plan, as well as the options granted outside of that plan, fully vested on July 31, 2011. See “- Outstanding Equity Awards at Fiscal Year-End.” Additionally, unvested options granted under that plan become fully vested and exercisable upon the occurrence of certain change of control events. See “- Potential Payments upon Termination or Change of Control.” No future options will be granted under the 2005 Equity Incentive Plan. All of our outstanding options are subject to certain forfeiture rights contained within each individual stock option agreement. Generally, the stock option agreements provide for termination of the option upon the earliest of certain events to occur including: (i) the term of the option; (ii) one or two years following the executive's termination due to death or disability; (iii) one year following the executive's termination without cause or for good reason; (iv) three months following the executive's retirement; or (v) the date the executive voluntarily terminates his employment or is terminated with cause.

Retirement Benefits
We offer all full-time employees the opportunity to participate in a 401(k) plan. The purpose of our 401(k) plan is to provide employees with an incentive to make regular savings in order to provide additional financial security during retirement. While our 401(k) plan provides that we may match an employee's contribution, up to an employee contribution of 5% of salary, it was suspended commencing in August 2010 and has not been reinstated. Our named executive officers participate in this 401(k) plan on the same basis as all of our other participating employees.

Other Executive Benefits and Perquisites
We provide to all eligible employees, including our named executive officers, insurance coverage, including, medical, dental and group life insurance plans and programs. Each named executive officer also receives an executive medical reimbursement plan and an automobile allowance under his or her respective employment agreement, which we believe is consistent with industry practice.

Employment Agreements and Termination and Change of Control Benefits
We have employment agreements with each of our named executive officers. We entered into employment agreements with Messrs. Kahlbaugh and McCaw in connection with our acquisition by entities affiliated with Summit Partners. We entered into employment agreements with Messrs. Mascherin and Short in October 2010 and with Mr. Halikias in January 2011. In November 2010, Mr. Kahlbaugh's employment agreement was amended to provide for additional benefits. See "Employment Agreements" on page 26.

The primary purpose of the agreements is to establish the terms of employment and to protect both us and the executive. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with or recruit employees from us during or after the termination of employment. The executive is provided financial protection in the event of certain reasons for termination of employment in recognition of the executive's professional career and a forgoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. See “- Potential Payments upon Termination or Change of Control” and “- Employment Agreements.”

Say on Pay
We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting. While this vote was not binding on the company, our board of directors or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal every three years as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our board of directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At the 2011 Annual Meeting, a majority of the votes cast on the advisory vote on executive compensation proposal (Proposal 3) were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result our named executive officer compensation was approved. The board of directors and Compensation Committee reviewed these final vote results and determined that, given the significant level of support, no changes to our executive compensation policies and decisions were necessary at this time based on the vote results. We have determined that our stockholders should vote on a say-on-pay proposal every three years consistent with the preference expressed by our stockholders at the 2011 Annual Meeting.

Risk Review
As part of its oversight of our executive compensation program, our Compensation Committee considers the impact of our compensation program on our risk profile. As part of this review, the committee reviews all of our compensation policies and procedures, including the incentives that they create, as well as factors that may reduce the likelihood of excessive risk taking to determine whether they present a significant risk to us. The committee also considers the accounting and tax impact to the company and executives of compensation decisions. Based on this review, we have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on us.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors oversees the compensation program of Fortegra Financial Corporation on behalf of the Board. In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the above Compensation Discussion and Analysis included in this proxy statement.

In reliance on the review and discussion referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Fortegra's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and its proxy statement on Schedule 14A to be filed in connection with the company's 2012 Annual Meeting of Stockholders, each of which has been or will be filed with the United States Securities and Exchange Commission.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts. This report is provided on March 23, 2012 by the following independent directors, who constitute the committee:

Frank P. Filipps, Chair
Francis M. Colalucci

Summary Compensation Table for 2011, 2010 and 2009
The following table and accompanying footnotes provide information regarding compensation earned, held by, or paid to, individuals holding the positions of Chief (Principal) Executive Officer and Chief (Principal) Financial Officer throughout 2011, and the three most highly compensated of our other executive officers who served throughout the year. We refer to these executive officers as our named executive officers. In accordance with SEC rules, the following table provides information with respect to 2011, 2010 and 2009 compensation. Mr. Mascherin was not an employee in 2009 and Mr. Halikias was not an employee in 2009 and 2010; therefore, compensation information for such years is not included.

	Fiscal Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($)	Non-Equity Incentive Plan Compensation($) (4)	All Other Compensation ($) (5)	Total ($)
Name and Principal Position
Richard S. Kahlbaugh, Chairman, President and Chief Executive Officer	2011	$465,747	$—	$—	$140,275	$—	$34,693	$640,715
	2010	420,385	1,015	50,222	—	—	44,001	515,623
	2009	379,615	76,346	—	—	230,000	45,458	731,419

Walter P. Mascherin, Executive Vice President and Chief Financial Officer	2011	285,000	—	7,840	44,138	—	244,630	581,608
	2010	72,346	1,083	—	313,572	—	8,578	395,579

John G. Short, Executive Vice President and President of Motor Clubs	2011	222,500	—	7,840	73,563	—	32,097	336,000
	2010	194,169	1,015		—	—	31,326	226,510
	2009	185,797	21,000	—	—	45,000	33,502	285,299

Joseph R. McCaw, II Executive Vice President and President of Payment Protection	2011	230,000	—	7,090	73,563	—	29,630	340,283
	2010	205,000	1,015		—	—	29,115	235,130
	2009	211,957	71,000	—	—	—	29,784	312,741

Alex Halikias, Executive Vice President and President of Consecta	2011	285,000	—	—	73,563	—	150,896	509,459

(1)
Amounts reported in this column reflect the base salaries paid in 2011, 2010 and 2009 to each named executive officer. In 2011 and 2010, annual salaries were paid on 26 bi-weekly pay periods. In 2009, our named executive officers were paid bi-weekly pay for 27 pay periods. Raises typically take effect on July 1 of each year.

(2)
Amounts reported in this column reflect discretionary cash amounts awarded by our Board of Directors to named executive officers. In 2009, Messrs. Kahlbaugh, Short and McCaw earned $50,000, $20,000 and $70,000, respectively, as a discretionary bonus above the amounts they earned under our non-equity incentive plan compensation and Mr. Kahlbaugh earned a one-time 2009 payment of $25,000 in connection with a significant financial transaction. In 2010 and 2009, as applicable, each of Messrs. Kahlbaugh, Mascherin, Short and McCaw earned additional bonus compensation of approximately $1,015 for the holidays.

(3)
In 2010, Messrs. McCaw and Short received stock awards of 28,708 shares and 14,354 shares, respectively, representing the conversion of their interests in the company's cash bonus pool to a stock based award. The value of such shares at grant were $315,708 and $157,894, respectively. The shares are not included in the summary compensation table because they represent the conversion of compensation awarded in 2007.

(4)
Reflects annual performance bonuses earned by the named executive officers for the year ended December 31, 2009 based upon the named executive officers' respective base salaries as of December 31, 2009. For Mr. Kahlbaugh, such amount includes $40,000 earned in 2009 pursuant to the deferred compensation arrangements. Such amounts are payable in the following year once the respective year's financial statements have been audited. See “- Compensation Discussion and Analysis - Components of our Executive Compensation Program - Deferred Compensation.” Mr. Kahlbaugh elected to take his $40,000 bonus as a cash payment rather than as deferred compensation.

(5)	The following table describes the components of the "All Other Compensation" column for 2011:

2011 All Other Compensation Table

Name	Allowance(a)	Plan(b)	Benefits(c)	Relocation (d)	Tax Gross Ups(e)	Total
Richard S. Kahlbaugh	$13,200	$8,274	$13,219	$—	$—	$34,693

Walter P. Mascherin	12,000	4,136	9,657	146,327	72,510	244,630

John G. Short	10,800	8,078	13,219	—	—	32,097

Joseph R. McCaw, II	12,000	7,168	10,462	—	—	29,630

Alex Halikias	12,000	3,383	12,658	77,128	45,727	150,896

(a)	Represents the automobile allowance payable under such executive's employment agreement.

(b)	Represents the amount of reimbursement for eligible expenses not covered by available group health, dental or vision plans.

(c)
Reflects amounts paid to various vendors on behalf of our named executive officers for insurance coverage such as health, dental, vision, life, accidental death and dismemberment, long term care, and short term and long term disability.

(d)
Represents the amount paid by the company in connection with the executive's relocation. Does not include direct costs incurred by the company for relocation of the executive that are not taxable to executive under Internal Revenue Service regulations.

(e)	Represents tax gross ups payable by the company in connection with the executive's relocation.

Reported amounts in relation to equity in the table above represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718-Compensation—Stock Compensation ("ASC 718"). ASC 718 addresses accounting for stock-based awards, including stock options and restricted stock. Under ASC 718, compensation expense is measured using fair value and is recorded over the requisite service or performance period of the awards.The Company measures stock-based compensation expense using the calculated value method. Under this method, the Company estimates the fair value of each stock option on the grant date using the Black-Scholes valuation model. The Company used historical data to estimate expected employee behavior related to stock award exercises and forfeitures. Since there is not sufficient historical market experience for shares of the Company's stock, the Company has chosen to estimate volatility, by using the average volatility of a selected peer group of publicly traded companies operating in the same industry. Expected dividends are based on the assumption that no dividends were expected to be distributed in the near future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the options.The fair value of restricted stock awards is based on the market price of Fortegra's common stock at the grant date. The company typically recognizes stock-based compensation expense on a straight-line basis over the requisite service period, which is the vesting period. Assumptions related to stock and stock option awards are included in the Note 20 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011.

Grants of Plan-Based Awards in 2011
The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2011 with respect to the named executive officers.

		Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Options Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold($)	Target ($)	Maximum($)
Richard S. Kahlbaugh
Options	7/1/2011	—	—	—	—	50,000	$7.84	$140,275
Cash Incentive Award	n/a	—	225,000	450,000	—	—	—	—

Walter P. Mascherin
Restricted Stock	7/1/2011	—	—	—	1,000	—	—	7,840
Options	7/1/2011	—	—	—	—	15,000	7.84	44,138
Cash Incentive Award	n/a	—	106,875	285,000	—	—	—	—

John G. Short
Restricted Stock	7/1/2011	—	—	—	1,000	—	—	7,840
Options	7/1/2011	—	—	—	—	25,000	7.84	73,563
Cash Incentive Award	n/a	—	90,000	240,000	—	—	—	—

Joseph R. McCaw, II
Restricted Stock	8/10/2011	—	—	—	1,000	—	—	7,090
Options	7/1/2011	—	—	—	—	25,000	7.84	73,563
Cash Incentive Award	n/a	—	122,500	255,000	—	—	—	—

Alex Halikias
Options	7/1/2011	—	—	—	—	25,000	7.84	73,563
Cash Incentive Award	n/a	—	106,875	285,000	—	—	—	—

(1)
Reflects annual cash performance awards as estimated payments to the named executive officers under our non-equity incentive plan. The amounts in the “threshold,” “target” and “maximum” columns reflect a percentage of base salary for such named executive officer, which we discussed above under “- Compensation Discussion and Analysis - Components of our Executive Compensation Program - Annual Incentive Awards.” Any level of our performance which falls between two specific points shall entitle the named executive to receive a percentage of base salary determined on a straight-line basis between two such points. If actual performance in any fiscal year does not exceed the “target,” then no cash award is granted to a named executive officer for that fiscal year, except for our CEO who may be awarded a discretionary bonus if such target is not met.

(2)	Reflects restricted stock grants that vested 50% on the Grant Date and will vest 50% on July 1, 2012. Grants were made under our 2010 Omnibus Plan.

(3)
In the case of Mr. Kahlbaugh, 25% of the shares subject to options vested on July 1, 2011 and the remaining 75% vest ratably on a monthly basis over the 36 months thereafter and will vest in full as of June 30, 2014. In the case of each other executive, the shares subject to the option vest ratably on each anniversary of the grant date and will vest in full as of July 1, 2015. Grants were made under our 2010 Omnibus Plan.

(4)	The exercise price of each option was set at the closing price of our stock on the day prior to grant.

(5)
The amounts reported in this column show the aggregate grant date fair value computed in accordance with ASC 718 of the restricted shares and stock options granted to the named executive officers in 2011. In accordance with SEC rules, the amounts in this column reflect the grant date fair value without reduction for estimates of forfeitures related to service-based vesting conditions. The grant date fair value for restricted shares is based on a grant price of $7.84, the closing market price per share of Fortegra common stock on July 1, 2011, in the case of Messrs. Mascherin and Short, and $7.09, the closing market price per share of Fortegra common stock on August 10, 2011, in the case of Mr. McCaw. The grant date fair value of each option award shown in this column is based on a value of $7.84 per share underlying each option, calculated using the Black-Scholes valuation model at the date of grant. The assumptions used for the valuations are set forth in Note 20 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2011. These amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the named executive officers.

 For additional information, see “- Employment Agreements.”
Outstanding Equity Awards at 2011 Year-End
The following table sets forth certain information with respect to outstanding equity awards held by our named executive officers as of December 31, 2011.

		Options Awards				Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Richard S. Kahlbaugh
Options	11/18/2005	262,500	—	$3.03	11/17/2015	—	$—
Options	10/25/2007	272,050	—	3.25	10/24/2017	—	—
Options(2)	7/1/2011	17,710	32,290	7.84	7/1/2021	—	—
Restricted Common Stock (3)						4,545	30,360

Walter P. Mascherin
Options(4)	12/16/2010	44,134	44,134	11.00	12/15/2020	—	—
Options(2)	7/1/2011	—	15,000	7.84	7/1/2021	—	—
Restricted Common Stock(5)						500	3,340

John G. Short
Options(2)	7/1/2011	—	25,000	7.84	7/1/2021	—	—
Restricted Common Stock(3)						14,354	95,885
Restricted Common Stock (5)						500	3,340

Joseph R. McCaw, II
Options(2)	7/1/2011	—	25,000	7.84	7/1/2021	—	—
Restricted Common Stock (3)						28,708	191,769
Restricted Common Stock (5)						500	3,340

Alex Halikias
Options(2)	7/1/2011	—	25,000	7.84	7/1/2021	—	—

(1)	Market value of unvested shares is based on December 31, 2011 closing price of $6.68.

(2)
For Messrs, Mascherin, Short, McCaw and Halikias, of the shares subject to the option, 25% vest on each anniversary of the grant date and will vest in full on July 1, 2015. For Mr. Kahlbaugh, the shares subject to option vest 25% upon grant and 75% ratably over the thirty six months thereafter.

(3)	Consists of restricted stock that vests, if at all, when the annual EBITDA target of $36.5 million is met for our Payment Protection and BPO businesses as determined by our Board of Directors.

(4)
Of the shares subject to the option, 25% vested on December 16, 2010. The remaining shares subject to the option vest ratably on a monthly basis over the 36 months thereafter and will vest in full as of December 31, 2013.

(5)	Will vest on the first anniversary of the grant date.

Option Exercises and Stock Vested in 2011
None of our named executive officers exercised options during the year ended December 31, 2011. The following table sets forth certain information regarding the number of shares acquired upon the vesting of stock awards during 2011.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard S. Kahlbaugh	—	—
Walter P. Mascherin	500	3,920
John G. Short	500	3,920
Joseph R. McCaw, II	500	3,545
Alex Halikias	—	—

Nonqualified Deferred Compensation in 2011
Mr. Kahlbaugh was entitled to deferred compensation prior to 2010 under his employment agreement. See “- Compensation Discussion and Analysis - Components of Our Executive Compensation Program - Deferred Compensation” above. Earnings on the nonqualified deferred compensation are not considered above market or preferential.

The following table presents information regarding nonqualified deferred compensation to the applicable named executive officers for the year ended December 31, 2011.

Name	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as Last FYE ($)
Richard S. Kahlbaugh	$—	$—	n/a	$58,890

(1)
All or a portion of a named executive officer's plan assets may be held in our common stock. The fair market value of such stock is the closing price on December 31, 2011 of $6.68 per share. Each named executive officer may credit his investment gains and/or losses against the “Vanguard Index - Trust 500 Portfolio” or a similar index fund. Gains and/or losses are based on the actual investment experience of the underlying investment. We may provide alternative “deemed” investment vehicles from time to time and permit the named executive officers to select which “deemed” investment vehicle against which they will credit their investments.

Potential Payments upon Termination or Change of Control
The information below describes and quantifies certain compensation that would become payable under each named executive officer's employment agreement if, as of December 31, 2011, his employment had been terminated. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Each of Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias are entitled to termination payments and benefits pursuant to their employment agreements. In the event of death or physical or mental disability rendering any of these executives substantially unable to perform their duties in any material respect for a period of at least 180 days out of any 12-month period, their employment agreements will automatically terminate. In such instances, each of Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias will be entitled to receive: (i) accrued but unused vacation pay and unpaid base salary; (ii) any payments and benefits to which he is entitled under any of our compensation arrangements or plans; (iii) a pro-rated annual bonus, based on the executive's date of termination, for the current year and any unpaid annual bonus for the prior year; and (iv) continued coverage by the same medical, dental and life insurance coverages as in effect immediately prior to termination for a period of up to one year. In the case of death, each of the named executive officer's base salary will continue through the end of the month in which death occurs. In addition, Mr. Kahlbaugh will be entitled to receive his deferred bonus from the prior year.

If any executive is terminated for cause, or if any executive voluntarily terminates his employment without good reason, the executive is entitled to receive only his unpaid base salary, accrued but unused vacation pay, his prior year unpaid annual bonus and any payments and benefits to which he is entitled under any of our compensation arrangements or plans. In addition, Mr. Kahlbaugh will be entitled to receive his deferred bonus from the prior year.

If any executive's employment is terminated without cause or by the executive for good reason, the executive is entitled to receive:

(i) provided he does not violate the non-compete and non-solicitation clauses in his employment agreement, severance pay equal to the executive's monthly base salary at the time of termination for 12 months from the date of termination ; (ii)  a pro-rated annual bonus based on the executive's date of termination, for the current fiscal year and unpaid base salary and any unpaid annual bonus for the prior fiscal year; (iii) paid vacation accrued up until the date of termination; and (iv) continued coverage by the same medical, dental and life insurance coverages as in effect immediately prior to the termination of his employment and continuing until his severance pay expires or he commences new employment and becomes eligible for comparable benefits. In addition, Mr. Kahlbaugh will be entitled to receive his deferred bonus from the prior year.

Under each executive's employment agreement, “cause” generally means that we have determined that any or more than one of the following has occurred: (i) the executive has been convicted of or has pleaded guilty or nolo contendere to any felony or any crime involving moral turpitude or misrepresentation; (ii) the executive failed to carry out any reasonable and lawful instructions and this failure or refusal continued for a period of ten days following written notice; (iii) the executive violated any of the various non-compete clauses in his employment agreement; (iv) the executive committed fraud, embezzlement, misappropriation of our funds, misrepresentation, breached his fiduciary duty or engaged in any other material act of dishonesty against us; or (v) the executive engaged in any gross or willful misconduct resulting in a substantial loss to us or substantial damage to our reputation.

Under each executive's employment agreement, “good reason” generally means (i) assignment to the executive of any duties inconsistent in any substantial respect with his position, authority or responsibilities as contemplated in his employment agreement, or any duties which are illegal or unethical, subject to a 30-day cure period after notice has been given; (ii) any material failure to pay the compensation or benefits set out in his employment agreement; or (iii) relocation of the executive's primary place of employment to a location not within a 50-mile radius of Jacksonville, Florida.

In addition, Mr. Kahlbaugh is entitled to payments pursuant to his deferred compensation agreement. In the event of death during their employment and the achievement of certain adjusted EBITDA targets, we are obligated to contribute the executive's deferred bonus award for the prior fiscal year to the executive's deferred compensation trust account. See “- Compensation Discussion and Analysis - Components of Our Executive Compensation Program - Deferred Compensation.” Additionally, the designated recipients of Mr. Kahlbaugh are entitled to a lump sum payment of the account balance of the deferred compensation trust account. Upon a change of control and termination without cause or with good reason within 12 months of the change of control, Mr. Kahlbaugh is entitled to a lump sum payment of the account balance of their respective deferred compensation trust account. Upon any other termination of employment, Mr. Kahlbaugh is entitled to the balance of his respective deferred compensation trust account paid out in a lump sum or 120 substantially equal monthly installments at his respective normal retirement date. These payments are conditioned upon the executive rendering reasonable business consulting and advisory services as our Board of Directors may require.

The restricted stock and the options we issued to our named executive officers under our 2010 Omnibus Incentive Plan will immediately vest in full if the executive is terminated without cause or he terminates his employment for good reason within the one-year period following a change of control. A change of control under our 2010 Omnibus Incentive Plan is generally deemed to occur when (i) any one person or group acquires on an arms length basis ownership of stock of the company that, together with stock held by such person or group, is more than 50% of the total fair market value or total voting power of our common stock; (ii) on the date that the individuals who constituted the Board as of the effective date (the “Incumbent Board”) of the plan no longer to constitute at least a majority of the Board, provided, that if the election, or nomination for election by our stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered a member of the Incumbent Board; and (iii) a change in the ownership of a substantial portion of our assets occurs on the date that any one person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value of more than 50% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions.

The following table summarizes the potential payments to Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias assuming that such events occurred as of December 31, 2011:

Name	Severance Amounts ($)	Bonus ($)	Deferred Compensation Bonus ($)	Deferred Compensation Account(1)(2) ($)	Paid Vacation ($)(3)	Accelerated Vesting of Options ($)(4)	Accelerated Vesting of Restricted Stock(5) ($)	Benefit Continuation ($)	Total ($)
Richard S. Kahlbaugh
Termination with cause or without good reason	$—	$—	$—	$—	$34,615	$—	$—	$—	$34,615

Name	Severance Amounts ($)	Bonus ($)	Deferred Compensation Bonus ($)	Deferred Compensation Account(1)(2) ($)	Paid Vacation ($)(3)	Accelerated Vesting of Options ($)(4)	Accelerated Vesting of Restricted Stock(5) ($)	Benefit Continuation ($)	Total ($)
Termination without cause or for good reason	450,000	—	—	—	34,615	—	—	34,693	519,308

Termination upon death or disability	—	—	—	58,890	34,615	—	—	34,693	128,198

Termination upon change of control(6)	450,000	—	—	58,890	34,615	—	30,360	34,693	608,558

Walter P. Mascherin
Termination with cause or without good reason	—	—	—	—	21,923	—	—	—	21,923

Termination without cause or for good reason	285,000	—	—	—	21,923	—	—	25,793	332,716

Termination upon death or disability	—	—	—	—	21,923	—	—	25,793	47,716

Termination upon change of control(6)	285,000	—	—	—	21,923	—	3,340	25,793	336,056

John G. Short
Termination with cause or without good reason	—	—	—	—	18,462	—	—	—	18,462

Termination without cause or for good reason	240,000	—	—	—	18,462	—	—	32,097	290,559

Termination upon death or disability	—	—	—	—	18,462	—	—	32,097	50,559

Termination upon change of control(6)	240,000	—	—	—	18,462	—	99,225	32,097	389,784

Joseph R. McCaw, II
Termination with cause or without good reason	—	—	—	—	19,231	—	—	—	19,231

Termination without cause or for good reason	255,000	—	—	—	19,231	—	—	29,630	303,861

Termination upon death or disability	—	—	—	—	19,231	—	—	29,630	48,861

Termination upon change of control(6)	255,000	—	—	—	19,231	—	195,109	29,630	498,970

Alex Halikias
Termination with cause or without good reason	—	—	—	—	21,923	—	—	—	21,923

Termination without cause or for good reason	285,000	—	—	—	21,923	—	—	28,041	334,964

Termination upon death or disability	—	—	—	—	21,923	—	—	28,041	49,964

Name	Severance Amounts ($)	Bonus ($)	Deferred Compensation Bonus ($)	Deferred Compensation Account(1)(2) ($)	Paid Vacation ($)(3)	Accelerated Vesting of Options ($)(4)	Accelerated Vesting of Restricted Stock(5) ($)	Benefit Continuation ($)	Total ($)
Termination upon change of control(6)	285,000	—	—	—	21,923	—	—	28,041	334,964

(1)	The amounts reported in the Deferred Compensation Account column reflect a lump sum payment of the balance of such executive's deferred compensation trust account.

(2)
The amounts reported in this column for termination upon a change of control are only applicable if, after a change of control, such executive is terminated without cause or by the executive for good reason. If such executive is terminated for any other reason, his deferred compensation account is paid out at his normal retirement date.

(3)	The amounts reported in this column assume that no vacation by such executive has been taken for the year ended December 31, 2011.

(4)
The amounts reported in this column reflect the aggregate dollar value of unvested stock options held by such executive on December 31, 2011 that would accelerate upon such change of control. Because the exercise price of each option exceeded the closing price on December 31, 2011 (i.e. the options are under water), the value of the accelerated vesting is $0.

(5)
The amounts reported in this column reflect the aggregate fair market value, based on the closing price of $6.68 of our common stock as of December 31, 2011, of unvested shares held by such executive on December 31, 2011.

(6)	Assumes the executive is terminated without cause or for good reason in connection with such change of control.
Employment Agreements
We have entered into employment agreements with each of Mr. Kahlbaugh, our Chairman, President and CEO; Mr. Mascherin, our Executive Vice President and Chief Financial Officer; Mr. Short, our Executive Vice President and President of our Motor Clubs division; Mr. McCaw, our Executive Vice President and President of our Payment Protection division; and Mr. Halikias, our Executive Vice President and President of our Consecta division. Each agreement provides for a rolling three-year term of employment, with each agreement automatically renewing for an additional year upon every anniversary of the agreement, unless either party gives at least 90 days notice prior to the anniversary of the agreement that no extension is desired. If notice is given, the agreement will terminate three years from the anniversary of the agreement that next follows such notice.

The salaries of Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias were initially established pursuant to their respective employment agreements. Our Compensation Committee reviews the salary of Mr. Kahlbaugh annually and may, at its sole discretion, make any increases in his annual base salary, as it deems appropriate. Our Chief Executive Officer reviews and recommends changes to the salaries of Messrs. Mascherin, Short, McCaw and Halikias annually and the Compensation Committee may, at its sole discretion, make any increases in any of their annual base salaries, as it deems appropriate. Each named executive officer is eligible to receive an annual performance bonus, periodic grants of long-term equity incentive awards and deferred compensation. See “- Compensation Discussion and Analysis - Components of Our Executive Compensation Program.” The employment agreements also provide that each executive is entitled to participate in any benefits plan comparable to our other executives, and to receive a monthly automobile allowance. Mr. Kahlbaugh is also entitled to reimbursements for reasonable medical, health physical fitness and wellness expenses, including such expenses incurred while traveling for business, and business entertainment expenses, including two golf club memberships. Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias are entitled to certain benefits if their employment is terminated. See “- Potential Payments upon Termination and Change of Control” above.

Non-Competition and Non-Solicitation
Pursuant to their respective employment agreements, each of Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias are subject to non-competition and non-solicitation clauses. Each executive has agreed not to engage or participate in, directly or indirectly, any business that offers products or provides related services and products or engages in any other business that we are engaged in or have taken steps to engage in prior to termination. Each executive has agreed not to compete with us anywhere in the world for a period of 12 months after termination, in the case of Messrs. Kahlbaugh, Mascherin, Short and Halikias, and for a period of 24 months after termination in the case of Mr. McCaw. Additionally, Messrs. Kahlbaugh, Mascherin, Short, McCaw and Halikias have agreed to not solicit or attempt to directly solicit any of our officers, directors, consultants or executives (other than immediate family members) to leave, unless such solicitation relates solely to a business that is not competitive with us for a period of 24 months in the case of Messrs. Kahlbaugh, Short and McCaw, and for a period of 12 months in the case of Messrs. Mascherin and Halikias.

2010 Omnibus Incentive Plan
We adopted our 2010 Omnibus Incentive Plan (the "Omnibus Plan") in December 2010. The Omnibus Plan provides for grants of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, other stock-based awards and performance-based compensation. Directors and employees of us and our subsidiaries, as well as other individuals performing services for us, will be eligible for grants under the Omnibus Plan. The purpose of the Omnibus Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and other service providers by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities.

Director Compensation

Current compensation for directors is described above under "Board of Directors and Committees -- Compensation of Directors."

The following table sets forth information concerning compensation paid or accrued by us in 2011 to our non-employee directors. No stock awards were made to any of our non-employee directors in 2011. Mr. Maheshwari was appointed to our Board of Directors on March 23, 2012, after the end of 2011, and therefore received no compensation from us in 2011.
2011 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)
John Carroll	$—
J.J. Kardwell	—
Alfred R. Berkeley, III(2)	49,500
Francis M. Colalucci(2)	74,500
Frank P. Filipps(2)	78,000
Ted W. Rollins(2)	77,000
(1)Amounts reflect the portion of the annual Board and committee retainer that was earned based on Board service in 2011. With respect to Messrs. Berkeley, Colalucci and Filipps, the amount includes $10,000 earned in 2011 for service as Chair of the Compensation, Audit and Governance committees, respectively. With respect to Mr. Rollins, the amount includes $15,000 earned in 2011 for service as Lead Director.
(2)As of December 31, 2011, our current directors, Messrs. Filipps and Rollins each held 15,000 shares our our common stock, 5,000 shares of which were vested, and Mr. Colalucci held $17,000 shares of our common stock, 5,000 shares of which were vested. Messrs. Berkeley, Colalucci, Filipps and Rollins were elected to our Board of Directors on December 16, 2010. Mr. Berkeley resigned as director in November 2011.

Indemnification of Officers and Directors
Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (DGCL). We have established directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We entered into indemnification agreements with each of our directors and named executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys' fees, judgments, fines, and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer. At present, we are not aware of any pending or threatened litigation or proceeding involving any of our directors, named executive officers, employees, or agents in which indemnification would be required or permitted. We believe these indemnification agreements are necessary to attract and retain qualified persons as directors and named executive officers.

In addition, in 2011 the company entered into an indemnity agreement with Mr. Mascherin in connection with his service as agent for the plan administrators of the Fortegra Corporation 401(k) Savings Plan and as a plan committee member. This agreement, among other things, requires the company to indemnify each plan committee member to the extent permitted by then-applicable law, including indemnification of expenses such as attorneys' fees, judgments, fines, taxes and judgment or settlement amounts incurred by the executive officer in any action, suit or proceeding by or in right of us, arising out of such person's service as an agent of the plan administrators of the plan or a plan committee member. The company will not indemnify the executive officers for violations of criminal law, transactions in which improper personal benefits were received or willful misconduct or gross negligence in performance of duties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2011, Messrs. Colalucci and Filipps have served on our Compensation Committee. In addition, Mr. Alfred R. Berkeley III served as chairman of the Compensation Committee until his resignation from the Board in November 2011. None of them was an officer or employee of Fortegra in 2011 or any time prior thereto. During 2011, none of the members of our Compensation Committee had any relationship with Fortegra requiring disclosure under Item 404 of Regulation S-K. Mr. Kahlbaugh serves on the Board of Directors, is Lead Independent Director, and a member of the Audit Committee and chairman of the Nominating and Governance Committee of Campus Crest Communities, Inc., of which Mr. Rollins is the Chairman and Chief Executive Officer. No other of our executive officers served as a member of the Board of Directors or Compensation Committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Set forth below is a description of certain relationships and related person transactions between the company and its directors, executive officers and holders of more than 5% of our voting securities for the year ended December 31, 2011. The company believes that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger Agreement and Related Transactions
On March 7, 2007, the company entered into an agreement and plan of merger with entities affiliated with Summit Partners, or the Summit Funds, LOS Acquisition Co., an entity formed by affiliates of Summit Partners, the stockholders party thereto, including current and former directors and executive officers, and N.G. Houston, III, as the stockholder representative, which was amended on June 20, 2007. The merger agreement provided for a series of transactions in which entities affiliated with Summit Partners acquired 2,522,598.71 shares of our Class A common stock, or 91.2% of our capital stock. The acquisition was financed through (i) $20.0 million of subordinated debentures maturing in 2012 issued to affiliates of Summit Partners, (ii) $35.0 million of preferred trust securities maturing in 2037 and (iii) an equity investment of $43.1 million by affiliates of Summit Partners. In connection with the acquisition, all of the company's $11.5 million of redeemable preferred stock outstanding prior to the acquisition remained outstanding and certain stockholders prior the acquisition continued to hold such shares after the acquisition. In addition to acquiring our capital stock in the acquisition, the proceeds from the equity and debt financings were used to repay pre-transaction indebtedness of $10.1 million and pay transaction costs of $5.8 million. We consummated the merger on June 20, 2007. We refer to the acquisition of capital stock by affiliates of Summit Partners and the financing and other transactions related to such acquisition as the “Summit Partners Transactions.”

As part of the financing for the merger, on June 20, 2007, the company's direct subsidiary, LOTS Intermediate Co., which was formed by affiliates of Summit Partners in connection with the merger, issued $20.0 million of its subordinated debentures to entities affiliated with Summit Partners. LOTS Intermediate Co., which also issued $35.0 million of its preferred trust securities to an entity not affiliated with us, then made a dividend payment to the company with the net proceeds from the issuances of the debentures of approximately $54.1 million, which the company used to pay a portion of the merger consideration and other transaction fees and expenses.

The $20.0 million subordinated debentures issued by LOTS Intermediate Co. to the affiliates of Summit Partners bear interest at a rate of 14% per annum and mature on December 13, 2013. For the year ended December 31, 2010, the company paid interest on such subordinated debentures to the affiliates of Summit Partners of $2.1 million. In January 2011, the company redeemed the subordinated debentures for $20.6 million, which includes accrued but unpaid interest to the redemption date.

Stockholders Agreement

On March 7, 2007, in connection with the Summit Partners Transactions and as a condition to the merger, the company entered into a stockholders agreement with the Summit Funds, the rollover stockholders and employee stockholders. The rollover stockholders and employee stockholders party to the agreement include Messrs. Kahlbaugh, Short and McCaw.

The Stockholders Agreement includes provisions regarding the election of members of the Board of Directors, share transfer restrictions, rights of first refusal, tag-along rights and drag-along rights. All of these provisions terminated in connection with the company's initial public offering in December 2010.

The Stockholders Agreement also provided for (i) demand rights, which require the company to effect a registration of registrable securities upon a written request from any of the Summit Funds; (ii) piggyback registration rights, which require the company to register any registrable securities held by our stockholders party to the Stockholders Agreement if the company proposes to register any of our equity securities for sale to the public (whether for our account or the account of any stockholder); and (iii) shelf demand registration rights after 12 months following an initial public offering when we are eligible to use a registration statement on Form S-3.

Our obligation to effect any demand for registration by the Summit Funds is subject to certain conditions, including that the company need not effect more than two demand registrations and the registrable securities to be sold by holders requesting such registration must represent more than 35% of the total number of registrable securities held by all holders party to the Stockholders Agreement. The Summit Funds have not used any of their demand registrations. In connection with any registration effected pursuant to the terms of the Stockholders Agreement, the company pays for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts, commissions and fees payable in respect of registrable securities included in any registration are paid by the persons including such registrable securities in any such registration. We also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights agreement.

Bonus Pool

In connection with the company's initial public offering, it terminated its cash bonus pool and granted shares of restricted stock to Messrs. McCaw and Short and the other bonus pool participants under the 2010 Omnibus Incentive Plan. The number of shares of restricted stock granted to each participant was based on the $11.00 initial public offering price of shares. Messrs. McCaw and Short received 28,708 and 14,354 shares of restricted stock, respectively, and the other bonus pool participants received an aggregate of 47,847 shares of restricted stock. Subject to the participant's continued service, all of the shares of restricted stock will vest, if at all, when the annual EBITDA target of $36.5 million is met for the company's Payment Protection and BPO businesses as determined by the Board of Directors. In addition, in 2010 the company granted 4,545 shares of restricted stock to Mr. Kahlbaugh with the same vesting terms as the restricted stock granted to the bonus pool participants.

Transactions with Others

Messrs. Kahlbaugh and Short are brothers-in-law. Mr. Short served as Senior Vice President, General Counsel and Corporate Secretary of the company until his promotion in July 2011 to Executive Vice President and President of Motor Clubs. His compensation is described in the Summary Compensation Table on page 20 above.

Information Technology Services and Marketing and Referral/Administration Agreements
We are party to an agreement with Campus Crest pursuant to which we provide Campus Crest with specified information technology and implementation services.  The services are for the purpose of providing Campus Crest with better data entry capabilities and data warehouse improvements.  The agreement has an indefinite duration and provides for a total price of $250,000 for certain work to be performed by us.

One of our subsidiaries is also a party to an agreement with Campus Crest pursuant to which Campus Crest offers its tenants a program of insurance services and products distributed or administered by such subsidiary.  We made an upfront payment of $100,000 to Campus Crest, which is earned over the term of the agreement.  We pay fees for each person who enrolls in the program.  We paid no fees for the year ended December 31, 2011.  Our subsidiary receives monthly fees with respect to each tenant referred by Campus Crest during the tenant's enrollment in the program.  The agreement has an initial term of five years.

Policies for Approval of Related Person Transactions

The governance committee reviews and approves or ratifies all relationships and related person transactions between the company and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. The company's general counsel is primarily responsible for the development and implementation of processes and controls to obtain information from the company's directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether the company or a related person have a direct or indirect material interest in the transaction.

As set forth in our related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

•	the nature of the related person's interest in the transaction;

•	the availability of other sources of comparable products or services;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction; and

•	the importance of the transaction to us.

Any member of the governance committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the governance committee will provide all material information concerning the transaction to the audit committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person with respect to our securities.

To our knowledge, all other filings required to be made by reporting persons during 2011 were timely made in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, except for Messrs. W. Dale Bullard and Igor Best-Devereux, each of whom are executive officers of the company that did not timely file one Form 4 to report one transaction.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Fortegra under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Fortegra specifically incorporates this Report by reference therein.

Each member of the Audit Committee is an independent director as determined by our Board of Directors, based on the New York Stock Exchange listing standards and the company's independence guidelines. Each member of the committee also satisfies the United States Securities and Exchange Commission's (“SEC”) additional independence requirement for members of audit committees. In addition, our Board of Directors has determined that Mr. Colalucci is an “audit committee financial expert,” as defined by SEC rules. For more information about the committee's charter and key practices, visit the corporate governance section of the company's website. To view, go to www.Fortegra.com, click “Investors,” then click “Corporate Governance” and finally click “Audit Committee.”

We have reviewed and discussed the company's audited financial statements with management, which has primary responsibility for the financial statements. Johnson Lambert & Co. LLP, the company's independent registered public accounting firm for 2011 (“Johnson Lambert”), is responsible for expressing an opinion on the conformity of the company's audited financial statements with U.S. generally accepted accounting principles. The committee has discussed with Johnson Lambert the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received the written disclosures and the letter from Johnson Lambert in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and the committee discussed with Johnson Lambert that firm's independence. The committee also concluded that Johnson Lambert's provision of audit and non-audit services, as described in the next section, to the company and its affiliates is compatible with Johnson Lambert's independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for 2011 and selected Johnson Lambert as the independent registered public accounting firm for the company for 2012. This report is provided on March 23, 2012 by the following independent directors, who constitute the committee:

Francis M. Colalucci, Chair
Frank P. Filipps
Ted W. Rollins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the approval of the Audit Committee, Fortegra retained Johnson Lambert to audit our financial statements and internal control over financial reporting for 2011. In addition, Fortegra retained Johnson Lambert, as well as other accounting firms, to provide other auditing and advisory services in 2011. We understand the need for Johnson Lambert to maintain objectivity and independence in its audit of our financial statements and internal control over financial reporting. To minimize relationships that could appear to impair the objectivity of Johnson Lambert, our Audit Committee has restricted the non-audit services that Johnson Lambert may provide to us and has determined that we would obtain these non-audit services from Johnson Lambert only when the services offered by Johnson Lambert are more effective or economical than services available from other providers, and, to the extent possible, only after competitive bidding.

The services and all other fees presented in the table below were pre-approved by the Audit Committee. The aggregate fees billed by Johnson Lambert in 2011 and 2010 for professional services rendered were:

Type of Fees	2011	2010
Audit Fees (1)	$1,090,076	$313,688
Audit-Related Fees(2)	74,844	285,958
Tax Fees	—	—
All Other Fees	—	—
Total	$1,164,920	$599,646

(1)
Fees for services to perform an audit or review in accordance with generally accepted auditing standards and services that generally only the Company's independent registered public accounting firm can reasonably provide, including the audit of Fortegra's financial statements included in public offerings or filings, including the Company's Initial Registration Statement on Form S-1 and amendments thereto (the "Registration Statement") audit of Fortegra's internal control over financial reporting, and for services that are normally provided by accountants in connection with statutory and regulatory filings or engagements.

(2)
Fees for assurance and related services that are traditionally performed by the Company's independent registered public accounting firm, including preparation of comfort letters in connection with the Registration Statement, and consultation concerning financial accounting and reporting standards and audits in connection with acquisitions.

On September 14, 2010, we re-appointed Johnson Lambert & Co. LLP as our independent accounting firm. Johnson Lambert &
Co. LLP previously audited our 2009, 2008 and 2007 financial statements, and we dismissed them as our independent accountants on April 20, 2010. On March 26, 2010, we engaged PricewaterhouseCoopers LLP to re-audit our 2009, 2008 and 2007 financial statements. We dismissed PricewaterhouseCoopers LLP on September 13, 2010 as a result of unresolved independence issues arising from services that they had performed for overseas affiliates of Summit Partners, our largest stockholder. PricewaterhouseCoopers LLP audited the financial statements of Bliss and Glennon, Inc. at December 31, 2008 (Successor) and 2007 (Predecessor), for the period from October 1, 2008 to December 31, 2008 (Successor), for the period from January 1, 2008 to September 30, 2008 (Predecessor) and for the year ended December 31, 2007. The members of our audit committee participated in and approved the decisions to appoint and dismiss PricewaterhouseCoopers LLP and dismiss and re-appoint Johnson Lambert & Co. LLP.

The report of Johnson Lambert & Co. LLP on our financial statements at December 31, 2009 and 2008, and for the years ended
December 31, 2009 and 2008, which appears in our Annual Report on form 10-K for the year ended December 31, 2010 ("2010 Annual Report"), contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. PricewaterhouseCoopers LLP did not issue any reports with respect to the Company's financial statements. Accordingly, there were no reports issued by PricewaterhouseCoopers LLP with respect to us that contained an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the years ended December 31, 2011 and 2010, there were no disagreements with Johnson Lambert & Co. LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Johnson Lambert & Co. LLP, would have caused it to make reference thereto in its reports on the financial statements for such periods. During the period from March 26, 2010 through September 13, 2010, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference thereto in any reports issued on our financial statements.

During the years ended December 31, 2011 and 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) involving Johnson Lambert & Co. LLP. Except as disclosed in the second paragraph under the heading "Risk Factors - Our internal control over financial reporting has not been tested and may not meet the standards required by Section 404 of SOX and the failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of SOX could materially and adversely affect us," (included on pages 25-26 of our 2010 Annual Report on Form 10-K) during the period from March 26, 2010 through September 13, 2010, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) involving PricewaterhouseCoopers LLP.

We requested that Johnson Lambert & Co. LLP and PricewaterhouseCoopers LLP each furnish us with a letter addressed to the
Securities and Exchange Commission stating whether or not it agrees with the substance of above statements. A copy of such letters, each dated September 23, 2010, are listed as Exhibits 16.1 and 16.2 to our 2010 Annual Report on Form 10-K.

During the years ended December 31, 2010 and 2009, we had not consulted with PricewaterhouseCoopers LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K. During the period from April 20, 2010 through September 14, 2010, we had not consulted with Johnson Lambert & Co. LLP regarding any of the matters described in Item 304 (a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

As a practice, our Audit Committee has refrained from hiring a Johnson Lambert partner, director, manager, staff, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other persons having responsibility for providing audit assurance on any aspect of their certification of the company's financial statements.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected Johnson Lambert & Co. LLP as our independent registered public accounting firm to perform the audit of our financial statements and internal control over financial reporting for 2012. Johnson Lambert was our independent registered public accounting firm for the year ended December 31, 2011. The firm is a registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”), as required by the Sarbanes-Oxley Act of 2002 and the rules of the PCAOB.

Johnson Lambert representatives are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Johnson Lambert as our independent registered public accounting firm. Although ratification is not required by our certificate of incorporation or Bylaws or otherwise, the Board is submitting the selection of Johnson Lambert to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION BY OUR AUDIT COMMITTEE OF JOHNSON LAMBERT & CO. LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2012.